UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

(Date of report)	January 6, 2016
(Date of earliest event reported)	January 6, 2016

ONE Gas, Inc.
(Exact name of registrant as specified in its charter)

Oklahoma	001-36108	46-3561936
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

15 East Fifth Street; Tulsa, OK
(Address of principal executive offices)

74103
(Zip code)

(918) 947-7000
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[] Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01	Regulation FD Disclosure

Oklahoma Natural Gas, a division of ONE Gas, Inc., received approval today from the Oklahoma Corporation Commission (OCC) to change its rates.

The OCC approved a joint stipulation and settlement agreement which was signed by all parties to the rate case and recommended by the administrative law judge to allow an increase in base revenue of $29,995,000. The agreement set Oklahoma Natural Gas’ authorized return on equity at 9.5 percent, which represents the midpoint of the allowed range of 9.0 to 10.0 percent. The agreement includes the continuation, with certain modifications, of the Performance Based Rate Change tariff that was established in 2009.

The settlement agreement approved by the OCC was agreed to by Oklahoma Natural Gas, the Staff of the Public Utility Division of the OCC, the Oklahoma Attorney General and an intervenor group called the Oklahoma Industrial Energy Consumers.

The company estimates that a typical residential consumer will pay $2.96 per month more for the utility’s natural gas delivery service. However, declining natural gas costs potentially could offset some or all of this increase. Low-income customers (those who qualify for federal energy assistance as administered by the Oklahoma Department of Human Services) will experience no increase. The new rates are effective beginning January 6, 2016.

Residential customers who are on Plan B will pay a fixed charge of $33.57 per month for Oklahoma Natural's delivery service, plus the cost of the natural gas, taxes and certain other fees.

Customers on Plan A will pay a fixed charge of $16.43 per month and $4.1143 per dekatherm for delivery, in addition to the cost of the natural gas, taxes and certain other fees.

Oklahoma Natural Gas is the state’s largest natural gas utility, serving more than 850,000 customers across the state of Oklahoma.

The information disclosed in this Item 7.01 is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the Exchange Act), or otherwise subject to the liabilities under that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

SIGNATURE

Pursuant to the requirements of the Exchange Act, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ONE Gas, Inc.

Date:	January 6, 2016	By:	/s/ Curtis L. Dinan
Curtis L. Dinan Senior Vice President, Chief Financial Officer and Treasurer

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